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                                                                    EXHIBIT 99.3

                              FEDDERS CORPORATION

            1,520,247 SHARES OF SERIES A CUMULATIVE PREFERRED STOCK

      OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO STOCKHOLDERS OF RECORD OF
             COMMON STOCK AND CLASS B STOCK OF FEDDERS CORPORATION

Dear Stockholder:

     This notice is being distributed by Fedders Corporation ("Fedders") to all holders of record of shares of its Common Stock and Class B Stock at the close
of business on      , 2003 (the "Record Date"), in connection with a
distribution in a rights offering (the "Rights Offering") of subscription rights (the "Rights") to subscribe for and purchase shares of its Series A Cumulative
Preferred Stock. The Rights are described in Fedders' Prospectus dated      ,
2003 (the "Prospectus").

     In the Rights Offering, Fedders is offering an aggregate of 1,520,247 shares of its Series A Cumulative Preferred Stock (the "Underlying Shares"), as described in the Prospectus.

     The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on           , 2004, unless extended in the sole discretion of Fedders (as it may be extended, the "Expiration Date").

     As described in the accompanying Prospectus, you will receive one Right for every twenty shares of Common Stock or Class B Stock, respectively, owned of record as of the close of business on the Record Date.

     Each right will allow you to subscribe for one share of Series A Cumulative Preferred Stock (the "Basic Subscription Right") at the cash price of $23.70 per share (the "Subscription Price").

     In addition, each holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the "Over-Subscription Right") at the same cash price of $23.70 per share for shares of Series A Cumulative Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the "Excess Shares"), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Right if he/she exercised his/her Basic Subscription Right in full and other holders of subscription Rights do not exercise their Basic Subscription Rights in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, Fedders will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights. "Pro rata" means in proportion to the number of Underlying Shares that each holder of Rights has purchased by exercising their Basic Subscription Rights. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than he/she subscribed for under their Over-Subscription Right, then Fedders will allocate to them only the number of Excess Shares for which they subscribed. Fedders will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Rights. See "The Rights Offering -- Subscription Rights" in the Prospectus.

     The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates") and will be null and void at the close of business on the Expiration Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

     Enclosed are copies of the following documents:

          1.  Prospectus;

          2.  Subscription Rights Certificate;

          3. Instructions as to Use of Fedders Corporation Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Fedders Corporation); and

          4. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.
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     Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Series A Cumulative Preferred Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

     Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc., the information agent. The information agent's telephone number is (866) 835-2930.

                                          Very truly yours,

                                          FEDDERS CORPORATION

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